Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of January 24, 2020 by and among Sundance Energy, Inc., a Colorado limited liability company, and its successors or assigns (“Employer”), Sundance Energy Inc., a Delaware corporation and ultimate parent company of the Sundance group of companies (“Sundance”) and Cathy L. Anderson (“Employee”). The parties hereto agree as follows:

1.                                     Employment Terms

Employer hereby employs Employee, and Employee shall serve as the Chief Financial Officer of both Employer and Sundance, upon the terms and conditions hereinafter set forth. The term of Employee’s employment (“Services Term”) will commence on January 24, 2020, and shall continue until the first of the following to occur:

(a)                                January 23, 2023; or

(b)                                upon the sooner termination as hereinafter provided in paragraph 7 hereof.

Any extensions of Employee’s employment relationship with Employer beyond the Services Term shall be “at will,” meaning that either Employee or Employer may terminate Employee’s employment at any time and for any reason or no reason, and with or without Good Cause. Without limiting the foregoing, any provisions of this Agreement which are intended by their terms to continue following the termination of Employee’s employment, including but not limited to Employee’s obligations under paragraph 6, shall continue in effect following the termination of this Agreement, for any reason.

2.                                     Duties: Reporting

(a)                                During the Services Term, except as is otherwise expressly set forth herein, Employee shall devote her full business time and attention to Employer and Sundance, and the diligent performance of her duties hereunder. Employee, in her role as Chief Financial Officer, shall have such duties, authorities and responsibilities as are commensurate with the position of Chief Financial Officer, and such other duties and responsibilities as the Chief Executive Officer of Sundance shall designate that are consistent with the Executive’s position as Chief Financial Officer, all in furtherance of the operations of Employer and Sundance relating to the acquisition, exploration and development of oil and gas assets in the Market Area (as defined in paragraph 6(f)) (the “Business”).

(b)                                Employee shall report directly to the Chief Executive Officer of Sundance.  Employee hereby accepts such employment and agrees to perform her services hereunder faithfully, diligently and to the best of her ability. Employee shall observe all reasonable rules and regulations adopted by Employer and Sundance in connection with the operation of the Business, including, but not limited to, with respect to confidential information, and carry out to the best of Employee’s ability all lawful instructions of Employer and Sundance.

(c)                                 As long as such activities do not materially interfere with Employee’s services to Employer or Sundance hereunder, or compete with the Business, Employee may serve on boards of directors of other entities or on boards of charitable or similar organizations.

3.                                     Duties: Scope

During the Services Term, Employee shall perform the following duties:

(a)                                managing Sundance’s and Employer’s accounting departments and operations (including internal controls);

(b)                                managing Sundance’s and Employer’s finance operations and banking matters;

(c)                                 overseeing the audits of Sundance and Employer;

(d)                                overseeing Sundance’s and Employer’s compliance with and adherence to all Securities and Exchange Commission reporting obligations and applicable rules and regulations;

(e)                                 budgeting and financial planning and regular, ongoing reporting to the Chief Executive Officer of Sundance regarding actual performance compared to budgeted and planned income and expense across various categories;

(f)                                  overseeing and managing risk management, insurance and compliance;

(g)                                 making reports from time to time to Sundance’s Board of Directors (the “Board”) concerning matters within Employee’s areas of job responsibility; and

(h)                                all ancillary activities to the duties set forth in this Agreement.

4.                                     Compensation and Benefits

In full consideration for all rights granted and services rendered by Employee hereunder, during the Service Term, Employer shall pay Employee the Base Salary (as defined below), as adjusted from time to time, and shall cover Employee under the compensation and benefits arrangements as specified below.

(a)                                Base Salary. Employee shall receive an annual base salary at the rate of $377,500 per annum, plus any increases to that base salary as determined by the Compensation Committee (“Base Salary”). Such Base Salary shall be adjusted on a pro rata basis for any partial year and shall be paid in equal installments in accordance with Employer’s then prevailing payroll policy.

(b)                                Annual Performance Bonus. Employee shall be eligible to participate in any annual incentive plans adopted by the Board from time to time and applicable to senior executives of Sundance. During each calendar year of the Services Term, Employee will be eligible to earn an annual bonus having a target of seventy-five percent (75%) of Employee’s Base Salary (the “Annual Bonus”), based on the achievement of such Sundance, individual or other performance criteria established and determined by the Compensation Committee of the Board of Directors (“Compensation Committee”). Unless otherwise determined by the Compensation Committee, Employee will be eligible to receive an Annual Bonus only if Employee is actively employed in good standing on the date of payment of such Annual Bonus.

(c)                                 Equity and Long-term Incentive Compensation. Employee shall be eligible to participate in any long-term incentive plans or equity incentive plans adopted by the Board from time to time and applicable to senior executives of Sundance (each such plan, an “LTI Plan”). Any awards granted under an LTI Plan (“LTI Awards”) are discretionary and will be subject to the Compensation Committee’s assessment of factors including, but not limited to, Employee’s performance, as well as business conditions and the performance of Sundance. The type and size of any LTI Awards will be subject to approval by and adjustment at the discretion of the Board or Compensation Committee, as well the terms of any applicable LTI Plan.

(d)                                Benefits. Employee will receive vacation, health insurance and other benefits in accordance with Exhibit A hereto.

5.                                     Expenses

To the extent that Employee incurs necessary and reasonable business expenses including without limitation, air travel, accommodations and entertainment expenses during the course of her employment hereunder, Employee shall be reimbursed for such expenses upon receipt by Employer of satisfactory evidence thereof. Employee’s travel and accommodation expenses shall include domestic US and international travel (including, but not limited to Australia, Asia, Europe) for business meetings and conferences related to the Business as well as other activities customarily undertaken by executives in the oil and gas business.

6.                                     Restrictive Covenants

(a)                                Interests of the Sundance Group.  For the purposes of this paragraph 6, Employee acknowledges that any reference to the interest of Sundance will be taken to include the interest of Sundance and its subsidiaries (including without limitation Employer), and Employee will have the same regard to the interest of such subsidiaries as to the interest of Sundance.

(b)                                Non-Competition. Employee acknowledges that, in the course of her responsibilities hereunder, Employee will form relationships and become acquainted with certain confidential and proprietary information as further described in paragraph 6(k). Employee further acknowledges that such relationships and information are and will remain valuable to Employer and Sundance and that the restrictions on future employment, if any, are reasonably necessary in order for Employer to remain competitive. In recognition of their heightened need for protection from abuse of relationships formed or information garnered before and during the Services Term of Employee’s employment hereunder, Employee covenants and agrees for the twelve (12) month period immediately following termination of employment for any reason (the “Restrictive Period”), Employee will not be involved in any way (whether directly or indirectly, or solely or jointly with or as a partner, joint venturer, associate, advisor, consultant, manager, employee, independent contractor, agent, principal, director or officer, shareholder, unit holder, trustee, beneficiary or in any other capacity) in:

(i)                                     competing for the acquisition of any project or business in the Market Area, the acquisition of which is known by Employee to have been under active consideration by Sundance prior to termination;

(ii)                                  causing or attempting to cause any person who is or was a customer of Sundance and with whom Employee has had dealings within the last twelve (12) months prior to the termination of Employee’s employment, not to do business with Sundance;

(iii)                               canvassing, inducing or soliciting any employee or agent of Sundance, who is or was an employee or agent of Sundance within the last twelve (12) months prior to the termination of Employee’s employment, to leave the employment or agency of Sundance;

(iv)                              canvassing, soliciting, approaching or accepting any solicited or unsolicited approach from any person who, to Employee’s knowledge, is or was a customer of the business of Sundance within the last twelve (12) months prior to the termination of Employee’s employment, with a view to securing the business of that customer at the exclusion of Sundance’s business with that customer; or

(v)                                 using or disclosing to the detriment or possible detriment of Sundance information concerning the business of Sundance’s customers or suppliers obtained by Employee through or as a result of her employment with Sundance, or divulging to any person any confidential or proprietary information concerning the business of Sundance or its dealings, transactions or affairs.

(c)                                 Each of the separate obligations referred to in paragraph 6(b) is severable and has an independent operation from each of the other obligations referred to therein. Employee understands and acknowledges that this restraint is reasonable to protect Sundance’s business.

(d)                                If any restriction set forth in paragraph 6(b) is found by any court of competent jurisdiction to be unenforceable because of its excessive duration, range of activities or geographic area, or because it otherwise conflicts with applicable law, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, or as otherwise necessary to comply with applicable law.

(e)                                 Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly participate in or be engaged, concerned or interested in the commission of each prescribed act set forth in this paragraph 6, within the Market Area, during the Restrictive Period.

(f)                                  For the purposes of this Agreement, the “Market Area” shall be (i) the counties in the State of Texas in which any part of the Eagle Ford Shale is located and (ii) any other counties in the State of Texas or the State of Colorado that Sundance has, to Employee’s knowledge as of the date of the termination of Employee’s employment, engaged in the Business, or actively pursued material plans to engage in the Business, during the twelve (12) months prior to the date of termination of Employee’s employment.

(g)                                 Employee acknowledges that:

(i)                                     Sundance has expended substantial time, money and other resources in establishing Employer’s business, customer base and market relationships;

(ii)                                  as a consequence of servicing that business, customer base, and market relationships, she:

A.                                   acquires no personal interest or benefit;

B.                                   will establish a personal relationship and rapport with Sundance’s customers and market relationships in the course of her employment;

(iii)                               Sundance may suffer loss and damage if Employee takes or attempts to take personal advantage of her relationship and rapport with the customers and market relationships of Sundance, contrary to paragraph 6 of this Agreement; and

(iv)                              to the extent that Employee has been introduced to that business, customer base and market relationships (and associated goodwill) by Sundance it has been with a view to Employee servicing them either directly or indirectly for the benefit of Sundance.

(h)                                Employee acknowledges that each of the separate obligations referred to in paragraph 6:

(i)                                     is reasonable having regard to the nature of the conduct restrained, the duration and the scope of the restraint and the reasonable necessity of the restraint for the protection of the business of Sundance; and

(ii)                                  extends no further (in any respect) than is reasonably necessary and is solely to protect the legitimate business interests of Sundance.

(i)                                    If Employee contravenes any of the obligations contained in paragraph 6, then notwithstanding any other provision of this Agreement and any other remedies available to Sundance, Sundance may seek injunctive relief, it being acknowledged that damages would not be an adequate remedy.

(j)                                   Notice to Sundance. Employee agrees to notify Sundance immediately of any employers for whom Employee works or provides services (whether or not for remuneration to Employee or a third party) during the Services Term.

(k)                                Confidential and Proprietary Information; Trade Secrets. Employee covenants and agrees that Employee shall not at any time after the Services Term, without Sundance’s prior written consent, such consent to be within Sundance’s sole and absolute discretion, disclose or make known to any person or entity outside of Sundance any Trade Secret (as defined below), or proprietary or other confidential information concerning Sundance, including without limitation, Sundance’s customers and its scientific, business or other data practices, procedures, management policies or any other information regarding Sundance, which is not already and generally known to the public through no wrongful act of Employee or any other party. Employee covenants and agrees that Employee shall not at any time during the Services Term, or thereafter, without the Sundance’s prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way, including communications with or contact with any such customer other than in connection with employment hereunder. For purposes of this paragraph 6, “Trade Secrets” is defined as data or information, including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives any economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

(l)                                    Former Employer Information. Employee will not intentionally, during the Services Term, improperly use or disclose any proprietary information or Trade Secrets of any former employer or other person or entity and will not improperly bring onto the premises of the Sundance any unpublished document or proprietary information belonging to any such employer, person or entity.

(m)                            Third Party Information. Employee acknowledges that Sundance has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or to use it except as necessary in carrying out Employee’s duties hereunder consistent with Sundance’s agreement with such third party.

(n)                                Sundance Property. Employee hereby confirms that Trade Secrets, proprietary or confidential information including, but not limited to, all information concerning Sundance’s processes, procedures, customers, pricing, employee matters, scientific date, etc. constitute Employer’s exclusive property. Employee agrees that upon termination of employment, Employee shall promptly return to Sundance all notes, notebooks, memoranda, computer disks, and any other similar repositories of information containing or relating in any way to the Trade Secrets or proprietary or confidential information of Sundance, including but not limited to, the documents referred to in paragraph 6(k). Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets, or proprietary or confidential information of Sundance.

(o)                                Immunity From Liability For Confidential Disclosure Of Trade Secret(s). Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law. Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit alleging retaliation by Sundance for reporting a suspected violation of the law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order. This paragraph will govern to the extent it may conflict with any other provision of this Agreement.

(p)                                Protected Rights. No section in this Agreement, including the sections addressing Employee’s confidentiality obligations, is intended to or shall limit, prevent, impede or interfere in any way with Employee’s right, without prior notice to Sundance, to provide information to the government, participate in investigations, testify in proceedings regarding Employer’s past or future conduct, or engage in any activities protected under whistleblower statutes.

(q)                                Ownership of Intellectual Property.  To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created, developed or written, or suggested by Employee resulting from Employee’s services for Sundance shall be deemed to be a work made for hire and shall be the sole and exclusive property of Sundance. Employee agrees to execute, acknowledge and deliver to Employer, at Sundance’s request, such further documents as Sundance finds appropriate to evidence Sundance’s rights in such property.

7.                                     Termination

Employee’s employment may be terminated either by Employer or Employee at any time, for any reason, with or without Good Cause, upon written notice specifying the effective date of termination in accordance with this paragraph 7, and without any additional compensation, except as otherwise provided in this paragraph 7.

(a)                                Termination by Employer for Good Cause. In the event Employer terminates the employment of Employee for Good Cause, all of the obligations of Employer and Sundance hereunder shall terminate immediately, except that Employer shall be obligated to pay or accord to Employee the Base Salary, benefits and other compensation provided herein accruing or earned through the date of termination (together, the “Final Pay”) within five (5) business days following the date of Employee’s termination or by such earlier date as required by applicable law. As used hereunder, “Good Cause” shall mean:

(i)                                     willful misconduct which results in a material breach or substantial failure by Employee to comply with or perform a material term of this Agreement;

(ii)                                  Employee’s gross negligence in the performance of her duties for Employer or Sundance;

(iii)                               the commitment of a fraud on Employer or Sundance, or

(iv)                              any conviction of, or plea of nolo contendere to, any felony involving a crime of moral turpitude

Notwithstanding the foregoing, “Good Cause” shall not be deemed to exist unless Employee has received written notice of termination for Good Cause (which written notice shall state the cause), and, if curable, Employee fails to cure such element of Good Cause within fifteen (15) business days following receipt of such notice or, if longer, such reasonable period as is required to cure such element, as determined by the Board, provided Employee pursues such cure diligently.

(b)                                Termination by Employer Without Good Cause or Employee’s Resignation for Good Reason Not in Connection with a Change in Control. In the event Employer terminates Employee’s employment without Good Cause, or Employee resigns for Good Reason (as defined in paragraph 7(h)), in each case other than during the twenty-four (24) months following a Change in Control (as defined in paragraph 7(g)), all of the obligations of Employer and Sundance hereunder shall terminate immediately, except that Employer will pay Employee the Final Pay within five (5) business days following the date of Employee’s termination or by such earlier date as required by applicable law.  In addition to the Final Pay, Employer shall pay or provide to Employee:

(i)                                     a lump sum cash payment equal to the greater of (1) the Base Salary Employee would have received had Employee remained employed through the end of the Services Term, and (2) eighteen (18) months of Base Salary (calculated by reference to the Base Salary in effect immediately prior to Employee’s date of termination, and determined without regard to any reduction in Base Salary that gives rise to a Good Reason resignation) plus the average of Employee’s Annual Bonus for the two fiscal years prior to the year in which Employee’s employment terminates (the “Severance Amount”), and paid to Employee within sixty (60) days following Employee’s termination;

(ii)                                  a lump sum cash payment equal to Employee’s target Annual Bonus for the year in which Employee’s date of termination occurred (the “Unpaid Bonus Amount”), and paid to Employee within sixty (60) days following Employee’s termination; and

(iii)                               if Employee is eligible and has made the necessary elections for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under a health and welfare plan sponsored by Employer or Sundance, Employer will pay the COBRA premiums necessary to continue the COBRA coverage for Employee and her eligible dependents through and until the later of (1) twelve (12) months following Employee’s date of termination or (2) the end of the Services Term (the “COBRA Payment Period”);

A.                                   Notwithstanding the foregoing, if at any time Employer determines, in its sole discretion, that the payment of COBRA premiums or the provision of benefits hereunder is likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Employer will instead pay Employee, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions.

B.                                   If Employee becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, Employee must immediately notify Employer of such event, and all payments and obligations under paragraph 7(b)(iii) will cease.  For purposes of this paragraph 7(b)(iii), references to COBRA also refer to analogous provisions of state law. Any applicable insurance premiums that are paid by Employer will not include any amounts payable by Employee under a Code Section 125 health care reimbursement plan, which are the sole responsibility of Employee.

Upon a termination of employment under this paragraph 7(b), Employee shall be entitled only to the benefits provided under this paragraph and will remain bound by the continuing obligations under this Agreement, including without limitation those set forth in paragraphs 6 and 14.

(c)                                 Employee’s Death.  In the event of Employee’s death during the Services Term, this Agreement shall terminate and Employer shall only be obligated to pay Employee’s estate or legal representative the Final Pay, which payment shall be made no later than December 31 of the year following the year of Employee’s death.

(d)                                Employee’s Disability.  In the event Employee is unable to perform substantially the services required of Employee hereunder as a result of any disability due to physical or mental injury, disability or illness and such disability continues for a period of one hundred fifty (150) or more consecutive days or an aggregate of two hundred (200) or more days during any twelve (12) month period during the Services Term, then at any time thereafter while such disability continues, Employer shall have the right, at its option, to terminate Employee’s employment hereunder. In the event of such termination, all of the obligations of Employer and Sundance hereunder shall terminate immediately, except that Employer shall be obligated to pay or accord to Employee the Final Pay within five (5) business days following the date of Employee’s termination or by such earlier date as required by applicable law. Unless and until so terminated, during any period of disability during which Employee is unable to perform the services required of Employee hereunder, Employee’s Base Salary hereunder shall nevertheless be paid, and Employer shall be obligated to pay or accord to Employee the benefits and other compensation provided herein.

(e)                                 Voluntary Resignation by Employee.  This Agreement can be voluntarily terminated by Employee with ninety (90) days written notice to Employer. If Employee so terminates the Agreement pursuant to this paragraph 7(e), then this Agreement shall terminate and Employer shall only be obligated to pay Employee the Final Pay within five (5) business days following the date of Employee’s termination or by such earlier date as required by applicable law.

(f)                                  Termination by Employer Without Good Cause or Employee’s Resignation for Good Reason in Connection with a Change in Control.  In the event that, during the twenty-four (24) month period following the occurrence of a Change in Control, Employer terminates Employee’s employment without Good Cause or Employee resigns for Good Reason, all of the obligations of Employer and Sundance hereunder shall terminate immediately, except that Employer will pay Employee the Final Pay within five (5) business days following the date of Employee’s termination or by such earlier date as required by applicable law.  In addition to the Final Pay, Employer shall pay or provide to Employee:

(i)             a lump sum cash payment equal to the Severance Amount, and paid to Employee within sixty (60) days following Employee’s termination;

(ii)          a lump sum cash payment equal to the Unpaid Bonus Amount, and paid to Employee within sixty (60) days following Employee’s termination;

(iii)       if Employee is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health and welfare plan sponsored by Employer or Sundance, Employer will pay the COBRA premiums necessary to continue the COBRA coverage for Employee and her eligible dependents through and until the later of (1) eighteen (18)

months following Employee’s date of termination or (2) the end of the Services Term (“CIC COBRA Payment Period”);

A.                                    Notwithstanding the foregoing, if at any time Employer determines, in its sole discretion, that the payment of COBRA premiums or the provision of benefits hereunder is likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Employer will instead pay Employee, on the first day of each month of the remainder of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions.

B.                                    If Employee becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Payment Period, Employee must immediately notify Employer of such event, and all payments and obligations under this paragraph 7(f)(iii) will cease.  For purposes of this paragraph 7(f)(iii), references to COBRA also refer to analogous provisions of state law. Any applicable insurance premiums that are paid by Employer will not include any amounts payable by Employee under a Code Section 125 health care reimbursement plan, which are the sole responsibility of Employee; and

(iv) acceleration of the vesting of any outstanding LTI Awards granted to Employee, with any such LTI Awards that are subject to performance-based vesting becoming payable at the target level and in an amount that is pro-rated to reflect the portion of the applicable performance or vesting period served by Employee prior to her date of termination, with payment of any such vested awards within sixty (60) days following Employee’s termination or on such earlier date as provided for under the terms of such LTI Awards.

Upon a termination of employment under this paragraph 7(f), Employee shall be entitled only to the benefits provided under this paragraph and will remain bound by the continuing obligations under this Agreement, including without limitation those set forth in paragraphs 6 and 14.

(g)                                 Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s consent, and subject to Employee’s satisfaction of the conditions in paragraph 7(g)(iv):

(i)                                     a material diminution in Employee’s status as Chief Financial Officer of Employer, Sundance or both, including, without limitation, through a material adverse change in her authority, duties, or responsibilities in respect of the business of Sundance or any subsidiary of Sundance (including Employer) or in her reporting relationship with the Chief Executive Officer of Sundance;

(ii)                                  a material reduction in Employee’s Base Salary or Annual Bonus target percentage without Employee’s written consent; or

(iii)                               the relocation of the offices at which Employee is principally employed as of the Change in Control to a location more than fifty (50) miles from such offices, unless such change does not materially increase the commuting distance from Employee’s then-current principal residence.

(iv)                              In order for Employee to resign for Good Reason, Employee must provide advance notice of such resignation to Employer within sixty (60) days following the initial existence of the action or event giving rise to Good Reason.  Employer shall have thirty (30) days from the date on which such written notice is provided by Employee to cure such facts and circumstances as provided in paragraph 7(g) in all material respects (“Cure Period”).  If Employer has not rectified the facts and circumstances that form the basis for such Good Reason resignation as of the end of the Cure Period, Employee’s employment will cease on the day immediately following the end of the Cure Period.

(h)                                Change in Control. For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events:

(i)                                     a change in the ownership of Sundance which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Sundance that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Sundance; provided, however, that for purposes of this paragraph 7(h)(i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of Sundance will not be considered a Change in Control. Further, if the stockholders of Sundance immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of Sundance’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of Sundance, such event shall not be considered a Change in Control under this paragraph 7(h)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Sundance, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(ii)                                  a change in the effective control of Sundance which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this paragraph 7(h)(ii), if any Person is considered to be in effective control of Sundance, the acquisition of additional control of Sundance by the same Person will not be considered a Change in Control; or

(iii)                               a change in the ownership of a substantial portion of Sundance’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Sundance that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Sundance immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this paragraph 7(h)(iii), the following will not constitute a change in the ownership of a substantial portion of the Sundance’s assets: (1) a transfer to an entity that is controlled by Sundance’s stockholders immediately after the transfer; or (2) a transfer of assets by Sundance to: (A) a stockholder of Sundance (immediately before the asset transfer) in exchange for or with respect to Sundance’s stock; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Sundance; (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Sundance; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this paragraph 7(h)(iii).  For purposes of this paragraph 7(h)(iii), gross fair market value means the value of the assets of Sundance, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this paragraph 7(h), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Sundance.

(i)                                    Notwithstanding anything in paragraph 7(h) to the contrary, a transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of Sundance (including where Sundance is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not Sundance remains in existence following such transaction), where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Sundance’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of Sundance in substantially the same proportions of their ownership after the transaction.

(j)                                   No Mitigation.  If this Agreement shall be terminated by Employer for any reason, Employee shall have no duty to seek other employment or otherwise mitigate damages, and any compensation or other consideration received by Employee followed by any such termination shall not be offset against any of Employer’s obligations hereunder.

8.                                     Assignment

In connection with a Change in Control or other transaction involving a merger, consolidation, sale of all or substantially all of Employer’s assets, or other sale of the Business to which this Agreement relates, Employer or Sundance may assign this Agreement or all or any part of its rights and obligations hereunder to an acquiring or surviving party that succeeds to all or substantially all of Employer’s business or assets, and this Agreement shall inure to the benefit of such assignee; provided that nothing shall diminish Employee’s rights, status, position or duties hereunder. Such assignment shall not constitute a breach of this Agreement by Employer or Sundance. Employee acknowledges that this Agreement is a personal services contract and that Employee’s rights and obligations hereunder are not assignable.

9.                                     Forfeiture and Recoupment

Notwithstanding any other provision of the Agreement to the contrary, if the Board learns of any misconduct by Employee that contributed to Sundance having to restate all or a portion of its financial statements, the Board will have the right, to the full extent permitted by governing law, in all appropriate cases, to effect the cancellation and recoupment of incentive compensation provided for under paragraphs 4(b) and (c) to the extent that the amount of such incentive compensation was calculated based upon the achievement of financial results that were the subject of the restatement and such amount would have been lower had the financial results been properly reported.  In addition, all incentive compensation provided for under paragraphs 4(b) and (c) shall be subject to (a) any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, recoupment requirements imposed pursuant to Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any regulations promulgated thereunder, or recoupment requirements under the laws of any other jurisdiction; (b) the terms and conditions of any recoupment policy adopted by Sundance from time to time to implement such requirements or to facilitate corporate governance; or (c) any other forfeiture or recoupment as provided for in any plan or award agreement governing such incentive compensation.

10.                              Notices

All notices, statements and other documents required or desired to be given shall be made in writing and should be made by personal (or messenger) delivery by mail, or by email or fax, and should be addressed to the parties as follows:

To Employer or Sundance:	Sundance Energy Inc.
1050 17th Street, Suite 700
Denver, Colorado 80265
Fax: (303) 543-5701

To Employee:	Cathy L. Anderson
1801 Arapahoe St, #605
Denver, CO 80202
cathy@neversummerconsulting.com

Any party may change its address for purposes of receiving notices, statements or other documents by a notice to the other parties. Notice given by mail shall be deemed to be given three (3) days after the date of mailing thereof.  Notice given by email or fax shall be deemed given upon confirmed receipt. Notice by personal (or messenger) delivery shall be deemed given upon confirmed receipt.

11.                              Waiver

Employee acknowledges that any consent, waiver, negotiation, decision or approval by Employer or Sundance pursuant to this Agreement (including, without limitation, any amendment to this Agreement) may only be made with the approval of the Board.

12.                              Representations and Warranties of Employee

Employee hereby represents and warrants that:

(a)                                Employee has full power and authority to enter into this Agreement;

(b)                                the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in a breach of or constitute (with due notice or lapse of time or both) a default under any contact or agreement to which such Employee is a party or by which Employee is bound; and

(c)                                 Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Employee’s obligations under this Agreement.

13.                              Specific Enforcement

Employee acknowledges that a breach of this Agreement is likely to result in irreparable and unreasonable harm to Employer, and that injunctive relief, as well as damages would be an appropriate remedy.

14.                              Arbitration

Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Denver County, Colorado in accordance with the rules of the American

Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Colorado law, without reference to rules of conflicts of law or rules or statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

15.                              Internal Revenue Code Section 409A Compliance

(a)                                The time and form of payment of any payments paid on account of Employee’s termination of employment shall be made in accordance with the above terms of this Agreement, provided that with respect to termination of employment for reasons other than Employee’s death, the payment at such time can be characterized as a “short-term deferral” for purposes of Section 409A of the Code, or as otherwise exempt from the provisions of Code Section 409A as “separation pay,” or if any portion of the payment cannot be so characterized, and Employee is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of Employee’s death or the date that is six (6) months and one day following Employee’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph 15(a) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments due shall be payable at the same time and in the same form as such amounts would have been paid in accordance with their original payment schedule. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. For purposes of this Agreement, the terms “terminate,” “termination,” “termination of employment,” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

(b)                                The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement that provides for the deferral of compensation subject to Code Section 409A, may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

(c)                                 Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of Employer, and Employee shall have no right (directly or indirectly) to determine the year in which such payment is made. In the event a payment period straddles two (2) consecutive calendar years, the payment shall be made in the later of such calendar years.

(d)                                Except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a deferral of compensation subject to Code Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(e)                                 Employer and Employee intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto.

16.                              Miscellaneous

(a)                                This Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Employee’s employment, and no amendment or modification of this Agreement shall be binding against Employer unless set forth in writing signed by Employer and delivered to Employee. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(b)                                The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this agreement.

(c)                                 Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(d)                                This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to any choice of law provision of that state or the laws of any jurisdiction. In accordance with the Immigration Reform and Control Act of 1986, employment hereunder is conditioned upon satisfactory proof of Employee’s identity and legal ability to work in the United States.

(e)                                 All payments and other compensation provided or to be provided to Employee pursuant to this Agreement shall be subject to reduction for withholding requirements in accordance with applicable law.

(f)                                  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(g)                                 In the event of any action or suit based upon or arising out of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from other party.

(h)                                Part or all of any clause of this Agreement that is illegal or unenforceable will be severed from this Agreement and the remaining provisions of this Agreement will continue in force.

(i)                                    To the extent that Employer or Sundance are unable to provide any of the payments or benefits provided for under this Agreement due to an inability to obtain requisite approval by Sundance’s stockholders, then such payments or benefits shall not be paid or provided and such non-payment or provision will not amount to a breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Employer:		Employee:	/s/ Cathy L. Anderson
Sundance Energy, Inc., a Colorado corporation			Cathy L. Anderson

		Date:	January 24, 2020
By:	/s/ Eric P. McCrady
Eric P. McCrady
Chief Executive Officer

Date:	January 24, 2020

Sundance:

Sundance Energy Inc., a Delaware corporation

By:	/s/ Eric P. McCrady
Eric P. McCrady
Chief Executive Officer

Date:	January 24, 2020

Exhibit A

LIST OF BENEFITS

•                                         200 hours per year of paid time off

•                                         All Employer-observed holidays

•                                         Medical insurance for Employee

A-1